EXHIBIT 11 - COMPUTATION OF PER SHARE NET INCOME


                                                      For the Three Months Ended
                                                               March 31,
                                                          1995          1994

Net income for the period used in
  determining net income per share                     $2,182,826   $  559,529

Weighted average common and common equivalent shares
  used in determining  net income per share             4,734,888    4,520,077

Net income per share                                   $     0.46   $     0.12




                                                       For the Six Months Ended
                                                              March 31,
                                                           1995        1994

Net income for the period used
  in determining net income per share                  $3,739,339   $1,096,366

Weighted average common and common equivalent shares
  used in determining  net income per share             4,712,759    4,515,702

Net income per share                                   $     0.79   $     0.24